Exhibit 10.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”), dated as of February 1, 2025 (the “Effective Date”), is entered into among Unusual Machines, Inc., a Nevada corporation (the “Company”), Aloft Technologies, Inc., a Delaware corporation (“Aloft”), UMAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Jon Hegranes and Josh Ziering (together, the “Shareholder Representatives”).

WHEREAS, the parties intend to effect a merger of Aloft into Merger Sub, pursuant to which Merger Sub would survive and Company (the “Merger”) in accordance with this Agreement and the DGCL and change its name to Aloft Technologies, Inc.;

WHEREAS, the board of directors of the Company (the “Company Board”), and the Company as sole stockholder of Merger Sub has approved this Agreement and the issuance of the Shares, as defined, to be issued to the Aloft Stockholders and Shares to be issued under certain Employment Agreements and the board of directors of Merger Sub has approved this Agreement and declared advisable this Agreement and the transactions contemplated herein upon the terms and subject to the conditions set forth herein, and has determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, its stockholder and has approved the Merger;

WHEREAS, the board of directors of Aloft (the “Aloft Board”) has carefully considered the terms of this Agreement and has unanimously (i) determined this Agreement and the Merger and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of Aloft and the Aloft Stockholders, (ii) approved this Agreement in accordance with the DGCL and (iii) directed that the Company submit this Agreement to the Aloft Stockholders for adoption and approval of the principal terms of the Merger and recommended that all Aloft Stockholders adopt this Agreement and approve the Merger;

WHEREAS, the Company, the Merger Sub and Aloft intend that the Merger qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1The following words and terms have the meanings specified or referred to in this Article I in addition to definitions found elsewhere in this Agreement:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

1

“AI” collectively means the AI Inputs, AI Outputs and AI Technology.

“AI Inputs” means any and all of the following generated by or derived from AI Technology which are, in whole or in part, used or relied upon, or licensed, sold, otherwise provided or accessed, by or to Aloft and/or its Subsidiaries, including but not limited to, data, writings, works of authorship, graphics, pictures, recordings, any electronic or other information, text or numerals, audio or visual content, or materials of any nature or description.

“AI Outputs” means any and all services, products, data, writings, works of authorship, graphics, pictures, recordings, any electronic or other information, text or numerals, audio or visual content, or materials of any nature or description generated or derived by or on behalf of Aloft and/or its Subsidiaries, from any AI Technology or AI Inputs, where such outputs are licensed, sold, provided to, or otherwise made available or accessible by Aloft and/or its Subsidiaries to any third party.

“AI Technology” means any and all artificial intelligence, large language model, or machine learning software, algorithms, networks, hardware or other artificial intelligence tools or aids of any kind.

“Aloft” has the meaning set forth in the preamble.

“Aloft Products” means all proprietary products and services of Aloft and its Subsidiaries that are currently being, or at any time since Aloft’s or its Subsidiaries’ inception have been, offered, licensed, sold, distributed, hosted, maintained, supported or otherwise provided or made available by or on behalf of Aloft and its Subsidiaries to its customers in the ordinary course.

“Aloft Stockholders” mean each holder of Aloft Common Stock, preferred stock and SAFEs.

“Aloft Systems” means all Software, and computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by Aloft and its Subsidiaries in the conduct of their business as currently conducted.

“Basket” has the meaning set forth in Section 5.4(a).

“Board” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Orlando, Florida are authorized or required by Law to be closed for business.

“Charter Documents” means the Articles or Certificate of Incorporation and Bylaws of Aloft and the Company, as applicable.

“Closing” has the meaning set forth in Section 2.5.

“Closing Adjustment” has the meaning set forth in Section 2.7(a)(ii).

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Working Capital” means: (a) cash and accounts receivable of Aloft, less (b) accounts payable, accrued expenses and deferred revenue of Aloft , determined as of the close of business on the Closing Date.

2

“Closing Working Capital Statement” has the meaning set forth in Section 2.7(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company or Aloft as applicable.

“Common Stock Equivalents” means any securities of the Company or Aloft, as applicable, or of any of their respective Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company” has the meaning set forth in the preamble.

“Company Indemnitee” has the meaning set forth in Section 5.2.

“Company Stock Price” means the average of the Company’s volume weighted average stock price for the 20 Trading Days prior to (but not including) the Effective Date on the NYSE American, or if lower, the Company’s stock price on the NYSE American as of closing on the Trading Day before the Effective Date.

“Consideration Spreadsheet” has the meaning set forth in Section 2.8(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written, in electronic form, or oral.

Customer Data” means all data, text, content, information or other material uploaded or otherwise transmitted by Aloft’s customers to, or stored by Aloft’s customers on or in Aloft Products or any service of Aloft.

“DGCL” means the General Corporation Law of the State of Delaware.

“Direct Claim” has the meaning set forth in Section 5.5(c).

“Disputed Amounts” has the meaning set forth in Section 2.7(c)(iii).

“Dissenting Share” means each share of Aloft capital stock that has exercised its appraisal rights as provided by the DGCL and in accordance with the notice to be provided by Aloft to each holder of Aloft capital stock as required by this Agreement and the DGCL.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End Date” has the meaning set forth in Section 8.2(a).

“Evaluation Date” has the meaning contained in Section 3.3(s).

“Environmental Laws” have the meaning contained in Section 3.1(p).

3

“Escrow” means all the Escrow Shares or other funds or property deposited by the Shareholder Representatives, the other Aloft Stockholders and the holders of the Safes as contemplated in Section 2.9(a) of this Agreement with the Escrow Agent under the Escrow Agreement.

“Escrow Agent” means the escrow agent specified in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into as of the Closing Date among the Company, Aloft, the Shareholder Representatives, the Aloft Stockholders and the Escrow Agent, which shall be in form and substance mutually acceptable to the Parties and the Escrow Agent.

“Escrow Shares” is defined in Section 2.9(a).

“Estimated Closing Adjustment” has the meaning set forth in Section 2.7(a)(ii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.7(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.7(a)(i).

“FCPA” means the United States foreign Corrupt Practices Act.

“Financial Statements” has the meaning set forth in Section 3.1(h).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” have the meaning contained in Section 3.1(p).

“Indebtedness” means, without duplication and with respect to Aloft or the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than liabilities taken into account in the calculation of Aloft’s Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 5.5.

“Indemnifying Party” has the meaning set forth in Section 5.5.

4

“Independent Accountant” has the meaning set forth in Section 2.7(c)(iii).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) semiconductor chips and mask works.

“Intellectual Property Rights” means all intellectual property and proprietary rights, including all (i) trademarks, trade names, service marks, service names, domain names, and other designation of origin, together with all goodwill associated therewith, (ii) original works of authorship and copyrights, (iii) patents and patent applications, together with all divisionals, continuations, continuations-in-part, reissues, and reexaminations thereof, including all rights to file applications for patent, (iv) trade secrets, know-how, and other confidential information, (v) software, including data, databases, and documentation therefor, and (vi) inventions, licenses, approvals, and governmental authorizations.

“IP Agreements” means all Material Contracts that include licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, to which Aloft or its Subsidiaries or the Company, as applicable, is a party, beneficiary or otherwise bound, and pursuant to which Aloft is granted or grants to any third party, Intellectual Property Rights..

“IP Registrations” means all Intellectual Property of Aloft or its Subsidiaries or the Company, as applicable, that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Knowledge” means the actual or constructive knowledge of any director or officer of Aloft or the Company, as applicable, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, encumbrance, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

5

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Aloft or the Company, as applicable, or (b) the ability of Aloft or the Company, as applicable, to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Aloft or the Company, as applicable, operate; (iii) any changes in financial or securities markets in general; (iv) natural disasters, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Aloft or the Company, as applicable, compared to other participants in the industry in which Aloft and the Company, as applicable, conducts their respective businesses. Whenever this Agreement refers to Aloft or the Company and Material Adverse Effect it shall be construed to mean the applicable party and its Subsidiaries, taken as a whole, unless otherwise provided including by the use of the word “or.”

“Material Contracts” means any contract involving consideration of at least $25,000.

“Material Customers” has the meaning set forth in Section 3.1(m)(1).

“Material Suppliers” has the meaning set forth in Section 3.1(m)(2).

“Merger Consideration” has the meaning set forth in Section 2.4.

“Money Laundering Laws” has the meaning contained in Section 3.1(gg).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authority having jurisdiction over such Person’s owned or leased Real Property, which are not violated by the current use and operation of such Real Property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased Real Property, which do not materially impair the occupancy or use of such Real Property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such Real Property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

6

“Personal Information” means: (i) a natural person’s name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees, (ii) data collected from an IP address, unique device identifier or MAC address, web beacon, pixel tag, ad tag, cookie, local storage object, software, or by any other means, or from a particular computer, web browser, mobile device, or other device or application, in each case, where such data (a) is collected from a particular computer or device regarding online activities; and (b) is or may be used to identify or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application, and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing. Personal Information also includes any information not listed in (i), (ii) or (iii) above if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Law.

“Plan” means the 2022 Equity Incentive Plan of the Company.

“Post-Closing Adjustment” has the meaning set forth in Section 2.7(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of Aloft for any Pre-Closing Tax Period.

“Privacy Policy” means each external or internal, past or present privacy policy or privacy or data security-related policy of Aloft or the Company, as applicable, as well as any representation, obligation or promise of Aloft or the Company, as applicable, under any contract, relating to: (i) the privacy of customers or users of any Aloft Products, website, products or services operated by or on behalf of Aloft or the Company, as applicable; and (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Customer Data or Personal Information, each as defined.

“Pro Rata Share” means, with respect to any Aloft Stockholder, such Person’s ownership interest in Aloft as of immediately prior to the Closing, determined by dividing (a) the portion of the Merger Consideration which such Aloft Stockholder is entitled to receive pursuant to this Agreement as set forth on the Consideration Spreadsheet, by (b) the aggregate Merger Consideration.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 9.1(c).

7

“Resolution Period” has the meaning set forth in Section 2.7(c)(ii).

“Review Period” has the meaning set forth in Section 2.7(c)(i).

“SAFE” means any Simple Agreement For Future Equity issued by Aloft.

“Schedules” means the Disclosure Schedules delivered by Aloft and the Company concurrently with the execution and delivery of this Agreement.

“SEC Reports” has the meaning contained in Section 3.3(h) of this Agreement.

“Shares” means the Common Stock of the Company, par value $0.01 per share to be issued to the Aloft Stockholders who have not exercised their appraisal rights under the DGCL unless such rights have been withdrawn.

“Shareholder Indemnitees” has the meaning set forth in Section 5.3.

“Shareholder Representatives” has the meaning set forth in the preamble.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, architecture, schematics, records, libraries, and data, databases and data collections, and all related specifications and documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing.

“Statement of Objections” has the meaning set forth in Section 2.7(c)(ii).

“Straddle Period” has the meaning set forth in Section 4.5.

“Subsidiary” means any subsidiary of Aloft or the Company as set forth on Schedule 3.1(b) or Schedule 3.3(b), respectively, and shall, where applicable, also include any direct or indirect subsidiary of Aloft or the Company.

“Target Working Capital” has the meaning set forth in Section 2.7(a)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or similar charges in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 4.6.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document, in each case, relating to Taxes and required by Law to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 5.5(a).

“Trading Day” means a day on which the principal Trading Market is open for trading for at least four and one-half hours.

8

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Escrow Agreement and where applicable, the Employment Agreements.

“Transaction Expenses” means any legal and accounting fees and expenses and investment banking or other advisory fees and expenses incurred in connection with the Transaction Documents.

“Undisputed Amounts” has the meaning set forth in Section 2.7(c)(iii).

ARTICLE II

THE MERGER

Section 2.1The Merger. On the Closing Date, the Company will cause a duly executed certificate of merger in a form mutually agreed upon by the Company and Aloft (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL, which will become effective as of such filing or as otherwise set forth in the Certificate of Merger (such time, the “Effective Time”), and upon the Effective Time, Aloft will be merged with and into Merger Sub , the separate existence of Aloft will cease and Merger Sub will continue as a wholly owned Subsidiary of the Company (the “Surviving Corporation”) (and references herein to Aloft for periods after the Effective Time shall include the Surviving Corporation). Each party hereto will make all other necessary filings and/or recordings to consummate the Merger in accordance with the DGCL.

Section 2.2Effect of the Merger. The Merger will have the effects set forth herein and in the applicable provisions of the DGCL. At the Effective Time: (i) the certificate of incorporation and the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation and the bylaws of the Surviving Corporation (except for the name of the Surviving Corporation), until thereafter amended in accordance with Applicable Law; (ii) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal; and (iii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the bylaws of the Surviving Corporation. .

Section 2.3Effect on Aloft Securities.

(a) Aloft Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without further action by any party, at the Effective Time, each issued and outstanding share of Aloft capital stock that is not a Dissenting Share, will be cancelled and each Aloft Stockholder will cease to have any rights with respect thereto, except the right to receive, without interest, subject to and in accordance with this Agreement, the portion of the Merger Consideration set forth on the Consideration Spreadsheet.

(b) Aloft Options. Immediately prior to the Closing, each Aloft Option that is outstanding and unexercised as of immediately prior to the Closing, whether vested or unvested, shall be cancelled and terminated.

(c) Aloft SAFEs. Upon the terms and subject to the conditions set forth in this Agreement, each Aloft SAFE that is outstanding as of immediately prior to the Closing Date will be terminated in exchange for the applicable SAFE Holder’s share of the Merger Consideration set forth in the Consideration Spreadsheet.

9

(d) Dissenting Shares. Each Dissenting Share shall not convert into the right to receive the applicable portion of the Merger Consideration but will instead convert into the right to receive the consideration finally determined to be due to the holder of such Dissenting Share with respect to such Dissenting Share pursuant to the DGCL. Notwithstanding the foregoing, any share of aloft capital stock that ceases to be a Dissenting Share for any reason after the Effective Time will immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration in respect of such Dissenting Share pursuant to Section 2.3(a) as if such share had never been a Dissenting Share and the Company shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time following the satisfaction of the applicable conditions, in each case, as set forth in this Agreement, the applicable portion of the Merger Consideration in respect of such Dissenting Share pursuant to Section 2.3(a) as if such share had never been a Dissenting Share. Aloft will provide to the Company (i) prompt written notice of any demands for appraisal or purchase received by the Aloft, withdrawals of such demands, and any other instruments related to such demands served in accordance with the DGCL, as applicable and received by Aloft and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL. Aloft will not, except with the prior written consent of the Company, or as otherwise required under the DGCL, as applicable, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any Claim or demand in respect of any Dissenting Shares. The payout of Merger Consideration under this Agreement to the Aloft Stockholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 2.3(d) and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal rights under the DGCL, by any other Aloft Stockholder.

(e) Unaccredited Stockholders. Notwithstanding anything to the contrary in this Agreement, any Shares that, but for this Section 2.3(e), would have become issuable to an Aloft Stockholder pursuant to Section 2.3(a) may, in the Company’s sole determination made and communicated to Aloft at least two Business Days prior to the Closing, be replaced by an amount of cash in lieu of such Shares on the basis described in the following sentence if such holder, does not deliver to the Company a certification that such holder is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) at least two Business Days prior to the Closing Date (such holder, an “Unaccredited Investor”). In such case, the amount of cash delivered in lieu of the Acquirer Shares shall be determined by multiplying (x) the number of Acquirer Shares that would have been issued to such Unaccredited Investor by (y) the Company Stock Price (the aggregate amount of cash delivered to all such Unaccredited Investors pursuant to this Section 2.3(e), the “Unaccredited Investor Payment Amount”) and the Unaccredited Investor Payment Amount shall be paid to such Unaccredited Investors upon the Closing in accordance with the Consideration Spreadsheet.

Section 2.4Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) payable by the Company to the Aloft Stockholders in connection with the Merger will be Shares having a value of $14.5 million (less any cash paid to unaccredited investors as contemplated in Section 2.3 of this Agreement), based on the Company Stock Price. The Shares will be issued in the amounts and to the Persons set forth on the Consideration Spreadsheet.

Section 2.5Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place by remote exchange of documents including book entry issuance of the Shares at 10:00 a.m., Eastern time. The day on which the Closing takes place is the “Closing Date”.

Section 2.6Closing Deliverables.

(a) At or prior to the Closing, Aloft and the Aloft Stockholders, as applicable shall deliver to the Company the following:

(i) this Agreement;

(ii) the Registration Rights Agreement;

(iii) the Escrow Agreement;

(iv) the Employment Agreements where applicable;

10

(v) resignations of the directors and officers of Aloft;

(vi) a certificate, dated the Closing Date and signed by a duly authorized officer of Aloft, that each of the conditions set forth in Section 7.2 and Section 7.3 have been satisfied insofar as they relate to Aloft and its Stockholders;

(vii) a good standing certificate (or its equivalent) issued within 10 days of the Closing by the Secretary of State of the State of Delaware and each Qualified Jurisdiction (as defined below);

(viii) certified copies of the Charter Documents of Aloft;

(ix) the Estimated Closing Working Capital Statement contemplated in Section 2.7(a);

(x) the Consideration Spreadsheet contemplated in Section 2.8(a);

(xi) the certificate of merger, executed by Aloft;

(xii) a written consent, evidencing that the Requisite Stockholder Approval (as defined below) has been obtained; and

(xiii) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, the Company shall deliver to Aloft and the Aloft Stockholders (or such other Person as may be specified herein) the following:

(i) This Agreement;

(ii) The Registration Rights Agreement;

(iii) The Escrow Agreement;

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of the Company authorizing the execution, delivery and performance of this Agreement and the Employment Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) delivery of evidence of book entry of the Shares;

(vi) Delivery of executed Employment Agreements for each of the Shareholder Representatives, Tyler Weist and Brad Llewellyn; and

(vii) such other documents or instruments as Aloft reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

11

Section 2.7Working Capital Adjustment.

(a) Closing Adjustment.

(i) At least 10 Business Days before the Closing, Aloft shall prepare and deliver to the Company a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of Aloft as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Executive Officer of Aloft that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the financial statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii) The “Estimated Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the working capital as of the Effective Date (the “Target Working Capital”).

(b) Post-Closing Adjustment.

(i) Within 45 days after the Closing Date, the Company shall prepare and deliver to the Shareholder Representatives a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of the Company that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the financial statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital and any Transaction Expenses not paid as of the Closing Date.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, the Shareholder Representatives shall have 15 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Shareholder Representatives and Aloft’s accountants shall have full access to the books and records of Aloft, the personnel of, and work papers prepared by, the Company and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in the Company’s possession) relating to the Closing Working Capital Statement as the Shareholder Representatives may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Aloft or the Company.

(ii) Objection. On or prior to the last day of the Review Period, the Shareholder Representatives may object to the Closing Working Capital Statement by delivering to the Company a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Shareholder Representatives fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Shareholder Representative. If the Shareholder Representatives deliver the Statement of Objections before the expiration of the Review Period, the Company and the Shareholder Representatives shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by the Company and the Shareholder Representatives, shall be final and binding.

12

(iii) Resolution of Disputes. If the Shareholder Representatives and the Company fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to impartial recognized firm of independent certified public accountants (the “Independent Accountant”) selected by the mutual agreement of the Company and the Shareholder Representatives shall appoint by mutual agreement. If within 10 Business Days they are unable to agree upon an Independent Accountant, the Company or Aloft, as the case may be, shall select a certified public accountant, the other party shall select a certified public accountant and within 10 Business Days the two certified public accountants shall select the Independent Accountant who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Shareholder Representatives (on behalf of the former holders of Aloft capital stock and SAFEs), on the one hand, and by the Company, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Shareholder Representatives or the Company, respectively, bears to the aggregate amount actually contested by the Shareholder Representatives and the Company. All former holders of Aloft capital stock and SAFEs agree to contribute their Pro Rata Share of any expenses within three days of receipt of notice from the Shareholder Representatives.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d) Payment of Post-Closing Adjustment.

(i) If the Post-Closing Adjustment is a negative number, the Company shall cancel the pro-rata number of Shares issued at Closing using the same price of the Company’s Common Stock used to determine the number of Shares issued as part of the Merger Consideration.

(ii) If the Post-Closing Adjustment is a positive number, the Company shall issue to the former holders of Aloft capital stock and SAFEs additional Shares using the same price of the Company’s Common Stock used to determine the number of Shares issued as part of the Merger Consideration.

Section 2.8Consideration Spreadsheet.

(a) After 4:00 pm Eastern Time on the Trading Day before the Closing, Aloft shall prepare and deliver to the Company a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of Aloft, which shall set forth, as of the Closing Date the following:

(i) the names, addresses of all Persons holding capital stock and SAFEs of Aloft and the number of shares of Aloft capital stock and the equivalent for holders of SAFEs held by such Persons; and

(ii) detailed calculations of the number of Shares to be issued to such Persons

(b) The parties agree that the Company shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and it shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

13

Section 2.9Escrow Shares.

(a) At the Closing, the Company shall deliver to the Escrow Agent, a number of shares of the Company’s Common Stock with an agreed upon value of $2.0 million based upon the Company Stock Price (the “Escrow Shares”) to be allocated as set forth on Schedule 2.7 of this Agreement. The Escrow Shares shall provide security for Aloft’s indemnification obligations in Article V including, without limitation, in connection with a breach of any representation and warranty made by Aloft or the Shareholder Representatives.

(b) Any claim against the Escrow must be made within 12 months following the Closing at which point the Escrow Shares will be released from Escrow as provided in the Escrow Agreement. If a claim is timely made the Escrow Agent shall continue to hold the applicable number of Escrow Shares as provided in the Escrow Agreement.

Section 2.10 Notice of Appraisal Rights. Prior to the Closing, Aloft shall give notice to each Aloft Stockholder of the appraisal rights which exist under the DGCL. Such notice shall require the consent of the Company, which shall not be reasonably withheld. Upon the request of the Company, Aloft shall deliver to the Company evidence of its compliance with such rights and each notice or other communication relating to such appraisal rights.

Section 2.11 Procedure for Exchange of Aloft Securities

(a) Prior to the Closing Date, each holder of Aloft Common Stock Equivalents other than Common Stock shall convert such Common Stock Equivalents into Common Stock.

(b) Immediately after the Closing Date, (i) the Company shall furnish to an “Exchange Agent” to be selected by the Company in its sole discretion, a list of the record owners, addresses, certificate numbers, certificate amounts and certificate dates with respect to Aloft Common Stock, and (ii) the Company shall cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in a form and substance acceptable to the Company (such letter of transmittal to include representations and warranties that each Aloft Stockholder is, except as set forth on Schedule 2.1, an accredited investorand beneficially owns its capital stock free a clear of any Encumbrances) to each record holder of outstanding Aloft Common Stock for the holder thereof to use in surrendering the certificates which represented his Aloft Common Stock or in exchange for a certificate representing the number of the Company Common Stock to which he is entitled. In lieu of using an Exchange Agent, the Company may perform such duties.

(c) The Company shall not pay any dividend or make any distribution on the Company Common Stock (with a record date at or after the Effective Time) to any record holder of outstanding Aloft Common Stock until the holder surrenders for exchange his certificates which represented such Aloft Common Stock. The Company instead shall pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. The Company may cause the Exchange Agent to invest any cash the Exchange Agent receives from the Company as a dividend or distribution in a money market account or fund selected by the Exchange Agent. The Company may cause the Exchange Agent to pay over to the Company any net earnings with respect to the investments, and the Company shall replace promptly any cash which the Exchange Agent loses through investments. In no event, however, shall any holder of outstanding Aloft Common Stock be entitled to any interest or earnings on the dividend or distribution pending exchange of his certificates or satisfactory indemnity in the case of a lost certificate. Upon surrender to the Exchange Agent for cancellation of a certificate together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of the Company Common Stock into which the Aloft Common Stock represented by the surrendered certificate shall have been converted at the Effective Time pursuant to this Section 2.11, and any certificate so surrendered shall forthwith be cancelled. For avoidance of doubt, no Aloft Stockholder shall be entitled to receive Company Shares unless such Aloft Stockholder has executed and delivered the letter of transmittal.

(d) The Company may cause the Exchange Agent to return any shares of the Company Common Stock and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding of Aloft Common Stock shall be entitled to look to the Company (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Company Common Stock and dividends and distributions thereonto which he is entitled upon surrender of his certificates.

14

(e) The Company shall pay all charges and expenses of the Exchange Agent.

(f) From and after the Effective Time, the transfer books of Aloft shall be closed and no transfer of Aloft Common Stock or Common Stock Equivalents of Aloft shall thereafter be made. If, after the Effective Time certificates formerly representing Aloft Common Stock or Common Stock Equivalents, are presented to the Company, they shall be canceled and exchanged for certificates representing the Company Common Stock as set forth in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1Representations and Warranties of Aloft. Except as set forth in the Schedules, which Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Schedules, Aloft hereby makes the following representations and warranties to the Company, which representations shall be true and correct on the Closing Date and shall apply to Aloft and its Subsidiaries except where apparent from the context. Any reference to Aloft and its Subsidiaries shall not be construed to modify the prior sentence:

(a) Organization and Qualification. Aloft and each of the Subsidiaries is an entity incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, registration or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Aloft nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, memorandum and articles of association, bylaws or other organizational or Charter Documents. Each of Aloft and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: a Material Adverse Effect (i) on the legality, validity or enforceability of any this Agreement, (ii) on the results of operations, assets, business, prospects or condition (financial or otherwise) of Aloft, or (iii) on Aloft’s ability to perform in any material respect on a timely basis its obligations under any the Agreement (such jurisdictions, the “Qualified Jurisdictions”). No Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b) Subsidiaries. All of the direct and indirect Subsidiaries of Aloft are set forth on Schedule 3.1(b). Aloft owns, directly or indirectly, all of the capital stock, shares or other equity interests of each Subsidiary, except as disclosed in Schedule 3.1(b), free and clear of any Liens, except for Liens created under the Agreements, and all of the issued and outstanding shares of capital stock and equity interests of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase Aloft securities. If Aloft has no Subsidiaries, all other references to the Aloft Subsidiaries or any of them in the Agreement shall be disregarded.

(c) Authorization; Enforcement. Aloft has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. Subject to obtaining the Requisite Stockholder Approval, the execution and delivery of this Agreement by Aloft and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Aloft and no further action is required by Aloft, the Aloft board of directors or the Aloft Stockholders in connection herewith or therewith other than in connection with the Required Approvals reflected on Schedule 3.3(e). This Agreement to which it is a party has been (or upon delivery will have been) duly executed by Aloft and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Aloft enforceable against Aloft in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable Laws.

15

(d) No Conflicts.

(i) The execution, delivery and performance by Aloft of this Agreement, the issuance of the Shares and the consummation by Aloft of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of Aloft’s or any Subsidiary’s Charter Documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Aloft or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing an Aloft or Subsidiary debt or otherwise) or other understanding to which Aloft or any Subsidiary is a party or by which any property or asset of Aloft or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any Law to which Aloft or a Subsidiary is subject (including federal and state securities Laws), or by which any property or asset of Aloft or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect on Aloft or the Aloft Stockholders.

(ii) Neither Aloft nor any of its Subsidiaries is engaged in, directly or indirectly, and none of Aloft’s nor any Subsidiary’s operations, activities or assets entail or involve, directly or indirectly, a “covered activity” within the meaning of that certain Final Rule adopted by the United Stated Department of Treasury pursuant to Executive Order 14105 of August 9, 2023 “Addressing United States Investments in Certain National Security Technologies and Products in Countries of Concern,” (31 CFR Part 850) (the “Final Rule”), such that the transactions contemplated by this Agreement and the other Transaction Documents do not and will not constitute a “prohibited transaction” or a “notifiable transaction” within the meaning of the Final Rule. Neither Aloft nor any Subsidiary has any present intention or plan to engage in any such covered activity, and Aloft covenants and agrees not to, and to cause its Subsidiaries not to, engage in any such covered activity.

(e) Filings, Consents and Approvals. Aloft is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by Aloft under the Agreement other than the Required Approvals. The Merger does not require the consent of any counterparty to any Agreement to which Aloft or any Subsidiary is a party.

(f) Valid and Binding. All of the outstanding shares of capital stock and SAFEs of Aloft are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state securities Laws, free and clear of all Liens imposed by Aloft other than restrictions on transfer provided for by Laws, and none of such outstanding securities was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. The Merger will not obligate Aloft or any Subsidiary to issue shares of Common Stock or other securities to any Person. There are no outstanding securities or instruments of Aloft or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance or transfer of securities by Aloft or any Subsidiary. There are no outstanding securities or instruments of Aloft or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which Aloft or any Subsidiary is or may become bound to redeem a security of Aloft or such Subsidiary. Aloft does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. No further approval or authorization of any Aloft Stockholder the Aloft Board of Directors or others is required for the issuance of the Shares to the Aloft Stockholders. There are no shareholders agreements, voting agreements or other similar agreements with respect to Aloft’s capital stock or SAFEs to which Aloft is a party or, to the Knowledge of Aloft, between or among any of the Aloft Stockholders other than as disclosed in Schedule 3.1(f).

(g) Capitalization. The capitalization of Aloft as of the date hereof is as set forth on Schedule 3.1(g). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock or SAFEs of Aloft or of any Subsidiary, or contracts, commitments, understandings or arrangements by which Aloft or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents or capital stock or securities of any Subsidiary.

16

(h) Financial Statements. The unaudited financial statements of Aloft delivered to the Company have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the footnotes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Aloft and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal, immaterial, year-end audit adjustments.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the unaudited financial statements for the year ended December 31, 2023, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on Aloft, (ii) Aloft has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Aloft’s financial statements pursuant to GAAP, (iii) Aloft has not altered its method of accounting, (iv) Aloft has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Aloft has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing stock option plans.

(j) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of Aloft, threatened against or affecting Aloft, any Subsidiary or any of their respective properties before or by any Governmental Authority (collectively, an “Action”) that could be reasonably expected to have a Material Adverse Effect on Aloft and its Subsidiaries taken as a whole. None of the Actions set forth on Schedule 3.1(j), (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Aloft capital stock and SAFEs or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Aloft nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities Laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of Aloft, there is not pending or contemplated, any preliminary inquiry or investigation (however such matter is termed) by any Governmental Authority involving Aloft or any current or former director or officer of Aloft.

(k) Labor Relations. (i) No labor dispute exists or, to the Knowledge of Aloft, is imminent with respect to any of the employees of Aloft, which could reasonably be expected to result in a Material Adverse Effect on Aloft and its Subsidiaries taken as a whole. None of Aloft’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Aloft or such Subsidiary, and neither Aloft nor any of its Subsidiaries is a party to a collective bargaining agreement, and Aloft and its Subsidiaries believe that their relationships with their employees are good. To the Knowledge of Aloft, no executive officer of Aloft or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the employment of each such executive officer through the Closing Date does not subject Aloft or any of its Subsidiaries to any liability with respect to any of the foregoing matters. Aloft and its Subsidiaries are in material compliance with all U.S. federal, state, local and foreign Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Aloft. To the Shareholder Representatives’ s Knowledge:

(ii) no allegations of sexual harassment, sexual misconduct or discrimination, whether such discrimination arises from race, ethnic background, sex, gender status, age or otherwise (“Misconduct”) have been made involving any current or former director, officer, employee or independent contractor of Aloft or any of its Subsidiaries; and

(iii) neither Aloft nor any of its Subsidiaries have entered into any settlement agreements related to allegations of Misconduct by any current or former director, officer, employee, or independent contractor of Aloft or any of its Subsidiaries.

17

(l) Employment Matters.

(i) Schedule 3.1(l) contains a list of all persons who are employees, independent contractors or consultants of Aloft as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date of this Agreement, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of Aloft for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of Aloft with respect to any compensation, commissions or bonuses.

(ii) Aloft is and has been in compliance in all material respects with the terms of the agreements listed on Schedule 3.1(l) and all applicable Laws pertaining to employment and employment practices to the extent they relate, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To Aloft’s Knowledge, all individuals characterized and treated by Aloft as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. To Aloft’s Knowledge, all employees of Aloft classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Aloft pending, or to the Shareholder Representatives’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Aloft, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(m) Customers and Suppliers.

(1) Schedule 3.1(m)(1) sets forth (i) each customer who has paid aggregate consideration to Aloft for goods or services rendered in an amount of at least $25,000 in either of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Aloft has not received any notice, and to its Knowledge it has no reason to believe, that any of its Material Customers has ceased, intends to cease after the Closing, or may otherwise terminate or materially reduce its relationship with Aloft or the amount of goods or services it plans to purchase from Aloft.

(2)Schedule 3.1(m)(2) sets forth (i) each supplier to whom Aloft has paid consideration for goods or services rendered in an amount of at least $25,000 in either of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Aloft has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, intends to cease after the Closing, or may otherwise terminate or materially reduce its relationship with Aloft or the amount of goods or services it plans to sell to Aloft.

(n) Indebtedness. Aloft and its Subsidiaries have no Indebtedness.

(o) Compliance. Neither Aloft nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Aloft or any Subsidiary under), nor has Aloft or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority or (iii) is or has been in violation of any Law of any Governmental Authority, including without limitation all foreign, federal, state and local Laws relating to taxes, insurance, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect on aloft and its Subsidiaries taken as a whole.

18

(p) Environmental Laws. Aloft and its Subsidiaries (i) are in compliance with all federal, state, local and foreign Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including Laws relating to emissions, discharges, Releases or threatened Releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, Material Permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all Material Permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Aloft.

(q) Regulatory Permits. Aloft and the Subsidiaries possess all certificates, authorizations and Permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such Material Permits would not have or could not reasonably be expected to result in a Material Adverse Effect on Aloft (“Material Permits”), and neither Aloft nor any Subsidiary has received any notice of any Action relating to the revocation or modification of any Material Permit.

(r) Title to Assets. Aloft and the Subsidiaries have good and marketable title in fee simple to all Real Property owned by them and good and marketable title in all personal property owned by them that is material to the business of Aloft and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such Real Property and do not materially interfere with the use made and proposed to be made of such property by Aloft and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any Real Property and facilities held under lease by Aloft and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which Aloft and the Subsidiaries are in compliance. Aloft’s and its Subsidiaries assets are and will be sufficient to conduct its operations as presently conducted and as proposed to be conducted as of the date hereof.

(s) Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Aloft and its Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Aloft and its Subsidiaries, together with all other properties and assets of Aloft and its Subsidiaries, are sufficient for the continued conduct of Aloft’s and its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Aloft and its Subsidiaries as currently conducted.

(t) Intellectual Property. As used in this Section 3.1(t), Aloft includes its Subsidiaries. To Aloft’s Knowledge, Aloft has sufficient rights in all material Intellectual Property Rights necessary for the conduct of its business. Without limiting the foregoing:

(1)Schedule 3.1(t)(1) lists all Aloft IP Registrationsthat are material to Aloft’s business or operations. All required filings and fees related to Aloft IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Aloft IP Registrations are otherwise in good standing. Aloft has made available to the Company true and complete copies of all material file histories, documents, certificates, office actions, correspondence and other materials related to all Aloft IP Registrations. There are no actions that must be taken by Aloft (or any third party on Aloft’s behalf) prior to the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Aloft IP Registrations. To the Knowledge of the Shareholder Representatives, there are no facts or circumstances that would render any Aloft IP Registrations invalid or unenforceable. To Knowledge of the Shareholder Representatives, there has been no misrepresentation or failure to disclose, any fact or circumstances in any application for any Aloft IP Registrations that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Aloft IP Registrations. Aloft has not claimed a particular status, including “small entity status,” in the application for any Aloft IP Registrations, which claim of status was at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of Closing of the Merger.

19

(2) Schedule 3.1(t)(2) lists all Aloft’s IP Agreements that are material to Aloft’s business as it presently is being conducted. Aloft has made available to the Company true and complete copies of all such Aloft’s IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. To the Knowledge of Aloft, each such Aloft IP Agreement is in accordance with its terms and is in full force and effect. Neither Aloft, nor to Aloft’s Knowledge any other party thereto, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such Aloft’s IP Agreement.

(3) Aloft is the sole and exclusive legal and beneficial, and with respect to Aloft IP Registrations, record owner of all right, title and interest in, or has sufficient right to use, all Aloft Intellectual Property used in or necessary for the conduct of Aloft’s current business or operations, in each case, free and clear of Liens.

(4) Aloft has entered into binding, written agreements with every current and former employees since its inception, and with every current and former independent contractor since its inception, whereby such employees and independent contractors (i) assign to Aloft any ownership interest and right they may have in Aloft Intellectual Property developed in performance of their services for Aloft; and (ii) acknowledge Aloft’s exclusive ownership of all such Intellectual Property. Aloft has provided the Company with true and complete copies of all such agreements with current employees and individual independent contractors. For the purposes of this Section 3.1(t)(4), current employee or independent contractor includes any Person who or which has performed services as an employee or individual independent contractor for Aloft during the 24 months prior to the date of this Agreement.

(5) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Aloft’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of Aloft’s business or operations as currently conducted.

(6) To the Knowledge of Aloft, Aloft’s rights in Aloft IP Registrations are, and, since inception, have been, valid, subsisting and enforceable. Aloft has taken reasonable steps to maintain Aloft IP Registrations and to protect and preserve the confidentiality of all confidential information and trade secrets included in material Intellectual Property that is owned by Aloft and used in the conduct of its business or operations as currently conducted (“Aloft Intellectual Property”), including requiring all Persons having access thereto to execute written non-disclosure agreements.

(7) To the Knowledge of Aloft, the conduct of Aloft’s business as currently and formerly conducted, and Aloft Products, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property Rights or other rights of any Person. To Aloft’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Aloft Intellectual Property.

(8) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending (to the Knowledge of Aloft) or threatened (including in the form of offers to obtain a license or inquiries regarding the need to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property Rights of any Person by Aloft; (ii) challenging the validity, enforceability, registrability or ownership of any Aloft Intellectual Property or Aloft’s rights with respect to any Aloft Intellectual Property; or (iii) by Aloft or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Aloft Intellectual Property. Aloft is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Aloft Intellectual Property.

(u) Aloft Products; Proprietary Software.

(1) Schedule 3.1(u) contains a correct, current and complete list of all currently distributed Aloft Products, identifying for each item all previous major releases. Since inception, as used in this Agreement, the term “major release” means any change embodied by the phrase “Version 1 to Version 2” etc. in contrast to changes labeled “Version 1.1 to Version 1.2” or “8.3.29” etc.

20

(2) For all of Aloft Products identified in Schedule 3.1(u)(1), Schedule 3.1(u)(2) and Schedule 3.1(u)(4) identify Aloft IP Agreements (except for non-customized, off-the-shelf Software that is commercially available pursuant to shrink-wrap, click-through or other standard form agreements or with an annual license fee or replacement value of less than $25,000, pursuant to which Aloft is given rights to Aloft Intellectual Property, that is (A) used in the development, maintenance, use or support of an Aloft Product, (B) incorporated in or distributed or licensed with such Aloft Product to third parties in any manner for use in connection with such Aloft Product, or (C) used to deliver, host or otherwise provide material services with respect to such Aloft Product.

(3) All Software owned by Aloft and included in the Aloft Products, and all material Aloft IP Agreements currently used by Aloft to provide the Aloft Products, are fully transferable, alienable or licensable by Aloft without restriction and without payment of any kind to any third party. Aloft has not transferred ownership of, or granted any exclusive license of (or exclusive right to use), or authorized the retention of any exclusive rights to use or joint ownership of, any Aloft Product or any Software developed by Aloft and incorporated therein, or other Intellectual Property incorporated in, or necessary for use of such Aloft Product, to any other Person. Aloft is not subject to any Aloft IP Agreement (other than with respect to current customers that includes any unperformed obligations that require Aloft to develop any Software or other Intellectual Property, including any enhancements or customizations that are part of or used in connection with Aloft Products (collectively, “Customizations”), and Aloft owns and will continue to own all right, title and interest in and to all such Customizations developed by Aloft.

(4) Schedule 3.1(u)(4) identifies all Aloft Intellectual Property that was developed under a contract with a Governmental Authority using any government or university funding, resources or staff, and to which any government entity or university has any rights (other than non-exclusive license rights granted to current customers to use Aloft Products pursuant to Aloft’s form of customer agreement entered into and as modified in the ordinary course of business).

(5) Source Code.

(i) Aloft is in actual possession of and has exclusive control over a complete and correct copy of the source code for all Software developed by Aloft that is included in Aloft’s Products.

(ii) Except for application programming interfaces and other interface code that is generally available to customers, Aloft has not disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Aloft Product to any escrow agent or any other Person, other than an independent contractor or consultant of Aloft pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for Aloft. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Aloft Product.

(iii) As of the date hereof, to the Knowledge of Aloft, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code for any Aloft Product.

(6) Open Source Software.

(i) Aloft has complied in all material respects with all notice, attribution and other requirements of each license applicable to the Open Source Software required to be disclosed in Schedule 3.1(u)(6)(i).

21

(ii) Aloft has not used any Open Source Software in a manner that does, will or would reasonably be expected to, require Aloft or any other Person to (A) disclose or distribute the source code of the Software of any Aloft Product, (B) license or otherwise offer or distribute any Aloft Product on a royalty-free basis, or (C) grant any patent license, non-assertion covenant or, rights to modify, make derivative works based on, decompile, disassemble or reverse engineer or any other rights to any Aloft Product or Aloft Intellectual Property.

(7) Conformance with Specifications; Defects; Malicious Code.

(i) To Aloft’s Knowledge, all Aloft Products conform in all material respects to all applicable warranties in all contracts with customers.

(ii) To the Shareholder Representatives’ Knowledge, none of the Aloft Products contain any bug, defect or error that materially adversely affects the functionality or performance of such Aloft Product against its applicable specifications as required by Aloft’s contracts with its customers.

(iii) To the Shareholder Representatives’ Knowledge, none of Aloft Products, and no other Software used in the provision of any Aloft Product or otherwise in the operation of its business, contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (A) disrupt, disable, harm or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any Aloft Product or such other Software is installed, stored or used, or (B) damage, destroy or prevent the access to or use of any data or file without the user’s consent. Aloft has taken reasonable steps designed to prevent the introduction of Malicious Code into Aloft Products.

(v) IT Systems.

(i) To the Shareholder Representatives’ Knowledge, the Aloft Systems are reasonably sufficient for the needs of Aloft’s business as currently conducted, including as to capacity, and ability to process current and anticipated peak volumes in a timely manner. To the Shareholder Representatives’ Knowledge, the Aloft Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all Software, in each case as necessary for the conduct of Aloft’s business as currently conducted.

(ii) To the Aloft’s Knowledge, since its inception, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Aloft Systems, that has resulted in or could reasonably be expected to result in any: (A) substantial disruption of or interruption in or to the use of such Aloft Systems or the conduct of Aloft’s and its Subsidiaries business; (B) material loss, destruction, damage or harm of or to Aloft or its operations, personnel, property or other assets; or (C) material liability of any kind to Aloft. Aloft has taken reasonable actions, consistent with applicable industry best practices in Aloft’s and its Subsidiaries’ industry for companies of similar size and maturity to Aloft, to protect the integrity and security of Aloft Systems and the data and other information stored thereon.

(iii) Aloft and its Subsidiaries maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, has acted in material compliance therewith, and has tested such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

22

(w) Data Privacy and Protection; Cybersecurity.

(i) To the Knowledge of the Shareholder Representatives, Aloft and its Subsidiaries have complied with all Aloft Privacy Policies and with all applicable United States Laws and contracts to which they are a party relating to: (A) the privacy rights of customers or users of Aloft Products, any website, product or service operated by or on behalf of Aloft or its Subsidiaries; and (B) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Customer Data or Personal Information by Aloft or its Subsidiaries or, to the Knowledge of the Shareholder Representatives, by third parties having authorized access to the records of Aloft or its Subsidiaries, with respect to each of the items specified in clauses (A) and (B) in all material respects. To the Knowledge of the Shareholder Representatives, no claims have been asserted or, are threatened against Aloft or any Subsidiary alleging a violation of any person’s privacy, confidentiality or other rights under any Aloft Privacy Policy. With respect to any Customer Data and Personal Information, Aloft or its Subsidiaries have taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Shareholder Representatives, there has been no unauthorized access to or other misuse of any Customer Data and Personal Information in Aloft’s possession or control. Neither Aloft nor any of its Subsidiaries have received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding Aloft’s or any Subsidiary’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Information (for clarity, not including any routine data subject requests and requests from customers terminating their use of Aloft Products). To the Knowledge of the Shareholder Representatives, there have been no facts or circumstances that would require Aloft or any Subsidiary to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Laws requiring notice of such a breach. As of the date hereof and the Closing Date Aloft only has no material presence in the European Union (for clarity, not including self-service Aloft customers residing therein who have agreed to Aloft’s online form of customer agreement) and to Aloft’s knowledge is not required to be in compliance with the E.U. General Date Protection Regulation.

(ii) Without limiting the generality of the foregoing, to the Knowledge of the Shareholder Representatives, Aloft and its Subsidiaries are compliant with all United States Laws relating to data privacy and data protection, and the collection, storage, maintenance and transmission of personal data and health information, and/or Customer Data or Personal Information, in each case, in all material respects. To the Knowledge of the Shareholder Representatives, Aloft and its Subsidiaries are compliant in all material respects with the agreements, terms and policies of, and has not reason to believe that it will not continue to have access to, the third party data hosting and transmission services and infrastructure it utilizes or anticipates utilizing in its operations as presently conducted or planned, including without limitation, as applicable, Amazon Web Services, Google Cloud and Microsoft Azure Cloud.

(x) Insurance. Aloft and the Subsidiaries are insured by insurers of recognized financial responsibility against such Losses and risks and in such amounts as are prudent and customary in the businesses in which Aloft and the Subsidiaries are engaged. Neither Aloft nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(y) Transactions with Affiliates and Employees. Except as set forth on Schedule 3.1(z), none of the officers, directors, or 5% beneficial owners of Aloft or any Subsidiary and, to the Knowledge of Aloft, none of the employees of Aloft or any Subsidiary is presently a party to any transaction with Aloft or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Aloft, any entity in which any officer, director, 5% beneficial owner or any such employee has a substantial interest or is an officer, director, trustee, shareholder, member or partner of (“Related Party Transactions”). Any Related Party Transactions reflect market terms and rates which would reasonably be expected to be obtained in an equivalent arms-length transaction with a third party, and were negotiated in good faith and on an arms-length basis.

23

(z) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Aloft or any Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Company shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(z) that may be due in connection with the transactions contemplated by this Agreement including the Merger.

(aa) Application of Takeover Protections. Aloft and the Aloft Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Aloft’s Charter Documents or the Laws of its state of incorporation that is or could become applicable to the Aloft Stockholders as a result of the Aloft Stockholders and Aloft fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Company’s issuance of its Shares and the Aloft Stockholders ownership of the Company’s Shares.

(bb) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on Aloft or its Subsidiaries, Aloft and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Aloft or of any Subsidiary know of no basis for any such claim.

(cc) No General Solicitation. Neither Aloft nor any Person acting on behalf of Aloft has offered or sold any securities by any form of general solicitation or general advertising. Aloft has fully complied with all exemptions from registration and qualification under the Securities Act and applicable state securities Laws.

(dd) Foreign Corrupt Practices. Neither Aloft nor any Subsidiary, nor to the Knowledge of Aloft or any Subsidiary, any agent or other person acting on behalf of Aloft or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Aloft or any Subsidiary (or made by any person acting on its behalf of which Aloft is aware) which is in violation of law or (iv) violated in any material respect any provision of the FCPA or any applicable foreign Laws which relate to bribery or political contributions.

(ee) Money Laundering. The operations of Aloft and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder and all other applicable money laundering Laws (collectively, the “Money Laundering Laws”), and no Action by or before any Governmental Authority involving Aloft or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of Aloft or any Subsidiary, threatened. If prior to the Closing, the Corporate Transparency Act becomes applicable and not subject to any curt order or injunction, Aloft shall promptly comply with such Act.

(ff) No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by Aloft to arise, between Aloft and the accountants and lawyers formerly or presently employed by Aloft and Aloft is current with respect to any fees owed to its accountants and lawyers.

(gg) Stock Plans. Each stock option granted by Aloft under Aloft’s stock option plan or equity incentive plan was granted (i) in accordance with the terms of Aloft’s stock option plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable Law. No stock option granted under Aloft’s stock option plan or equity incentive plan has been backdated.

24

(hh) Disclosure. All of the disclosure furnished by or on behalf of Aloft to the Company regarding Aloft and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Schedules to this Agreement, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(ii) Artificial Intelligence. Aloft does not provide any features or functionalities to customers in connection with the Aloft Products that rely on AI in any material respect.

(jj) Private Placement. Aloft and the Stockholder Representatives belive that as of the date hereof each Aloft Stockholder, except as set forth on Schedule 2.11, is (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

Section 3.2 Intentionally omitted.

Section 3.3 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to Aloft and each Aloft Stockholder:

(a) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws, or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in a Material Adverse Effect on the Company, and no Action has been instituted in any such jurisdiction revoking, limiting, or curtailing or seeking to revoke, limit, or curtail such power and authority or qualification.

(b) Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth in Schedule 3.3(b). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable, and free of preemptive and similar rights to subscribe for or purchase securities.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of the Company or the Company’s shareholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) insofar as indemnification and contribution provisions may be limited by applicable Laws..

25

(d) No Conflicts. The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s Charter Documents, (ii) to the Company’s Knowledge, subject to the Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution, or similar adjustments, acceleration, or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt, or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) to the Company’s Knowledge, subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree, or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a Material Adverse Effect on the Company.

(e)Filings, Consents and Approvals. To the Company’s Knowledge, the Company is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local, or other Governmental Authority or other Person in connection with the execution, delivery, and performance by the Company of the Transaction Documents, other than: (i) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Common Stock and the listing of the Common Stock for trading thereon, (ii) the filing of Form D with the SEC and such filings as are required to be made under applicable state securities laws, (iii) the registration contemplated by the Registration Rights Agreement, and (iv) approvals required by the Company from counterparties as reflected on Schedule 3.3(c) (collectively, the “Required Approvals”).

(f)Issuance of the Shares. The Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid, and nonassessable, free, and clear of all Liens imposed by the Company other than restrictions on transfer provided for in this Agreement or under federal or state securities laws. The Company has not issued any capital stock since its most recently filed report under the Exchange Act. To the Company’s Knowledge, (i) no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement, (ii) the issuance of the Shares of the Company will not obligate the Company or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Aloft Stockholders), (iii) there are no outstanding securities or instruments of the Company or any Subsidiary with any provision that adjusts the exercise, conversion, exchange, or reset price of such security or instrument upon an issuance of securities by the Company or any Subsidiary, and (iv) there are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary, except as set forth in Schedule 3.3(f). All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares of capital stock was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any shareholder, the Board of the Company or others is required for the issuance of the Shares. There are no shareholders agreements, voting agreements, or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the Company’s Knowledge, between or among any of the Company’s shareholders.

(g)Capitalization. The capitalization of the Company is listed on Schedule 3.3(g).

(h)SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements, and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis (except as set forth in the SEC Reports) or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. To the Company’s Knowledge, as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Company’s Knowledge, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. To the Company’s Knowledge, such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

26

(i)Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on the Company, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed, or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director, or Affiliate, except pursuant to the existing Company Plan. The Company does not have pending before the SEC any request for confidential treatment of information (excluding redactions permitted by Item 6.01 of Regulation S-K). Except for the issuance of the Company’s Shares contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(j)Litigation. Except as set forth in the Schedule 3.3(j), there is no Action, inquiry or investigation pending against or affecting the Company, any Subsidiary or any of their respective properties that (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect on the Company. To the Company’s Knowledge, there has not been, and there is not pending or contemplated, any inquiry or investigation by the SEC involving any current director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any Registration Statement filed by the Company or any Subsidiary under the Securities Act.

(k)Labor Relations. No labor dispute exists or, to the Company’s Knowledge, is imminent with respect to any of the employees of the Company, which would reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole Securities Act. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the Company’s Knowledge, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment agreement, confidentiality, disclosure, or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local, and foreign laws and regulations relating to employment and employment practices, terms, and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(l)Compliance. The Company is not a party to any Indebtedness. To the Company’s Knowledge, neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of any agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any Governmental Authority, or (iii) is or has been in violation of any Laws, including without limitation all foreign, federal, state, and local laws relating to taxes, environmental protection, occupational health and safety, product quality, and safety and employment and labor matters, except in each case as would not have or reasonably be expected to result in a Material Adverse Effect on the Company.

(m)Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local, and foreign laws relating to Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, as well as all Environmental Laws; (ii) have received all Material Permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license, or approval where in each clause (i), (ii), and (iii), the failure to so comply would have or could be reasonably expected to have a Material Adverse Effect on the Company.

27

(n)Material Permits. The Company and the Subsidiaries possess all Material Permits, except where the failure to possess such Permits could not reasonably be expected to result in a Material Adverse Effect on the Company, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o)Title to Assets. The Company does not own any Real Property. To the Company’s Knowledge, the Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state, or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. To the Company’s Knowledge, any Real Property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting, and enforceable leases with which the Company and the Subsidiaries are in material compliance.

(p)Intellectual Property. To the Company’s Knowledge, except as disclosed in Schedule 3.3(p), the Company and its Subsidiaries exclusively own (free and clear of all Liens. and defects) or possess a valid license or other lawful right to use all Intellectual Property Rights necessary, used or held for use to conduct its business as presently conducted and as presently proposed to be conducted. To the Company’s Knowledge, each item of such Intellectual Property Rights is valid and enforceable. To the Company’s Knowledge, each of the licenses (in-bound or out-bound) of Intellectual Property Rights or other Contracts (including settlement agreements) is valid and enforceable, and none of the Company or its Subsidiaries and none of the counterparties to any such Contract, is in default or breach thereunder or thereof. The conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate or conflict with the Intellectual Property Rights of others. To the Company’s Knowledge, no third party is infringing, misappropriating, or otherwise conflicting with its Intellectual Property Rights. Except as disclosed in Schedule 3.3(p), to the Company’s Knowledge, none of the Company or its Subsidiaries are aware of any facts or circumstances which might give rise to any of the foregoing infringements, misappropriations, or other conflicts, or claims, actions, or proceedings. To the Company’s Knowledge, each of the Company and its Subsidiaries has taken reasonable measures to protect the secrecy, confidentiality, and value of all of its Intellectual Property Rights, as applicable, and no unauthorized disclosure of any information comprising any Intellectual Property Rights has occurred. To the Company’s Knowledge, all present and former employees, consultants, and independent contractors of each of the Company and its Subsidiaries that have been involved in the development of any Intellectual Property Rights used in the business of the Company and its Subsidiaries have entered into written agreements under which such Persons (A) agree to protect the trade secrets, know-how, and other confidential information of the Company and its Subsidiaries, as applicable, and (B) assign to one of the Company or its Subsidiaries, as applicable, all right, title, and interest in and to all Intellectual Property Rights created by such Person in the course of his, her, or its employment or other engagement by the Company or any of its Subsidiaries.

(q)Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such Losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

(r)Transactions with Affiliates and Employees. To the Company’s Knowledge, except as set forth in the SEC Reports, none of the officers or directors of the Company or any Subsidiary and none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees or independent contractors, officers, and directors), including any Contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of Real Property or personal property to or from providing for the borrowing of money from or lending of money to, or otherwise requiring payments to or from any officer, director, or such employee or any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, shareholder, member, or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company, and (iii) other employee benefits, including equity awards under the Plan of the Company.

28

(s)Sarbanes-Oxley; Internal Accounting Controls. To the Company’s Knowledge, except as set forth in the SEC Reports the Company and the Subsidiaries are in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof Except as set forth in the SEC Reports, to the Company’s Knowledge, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the Company’s Knowledge, except as disclosed in the SEC Reports the Company and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized, and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. To the Company’s Knowledge, since the Evaluation Date, there have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries.

(t)Certain Fees. To the Company’s Knowledge, no brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiaries to any broker, financial advisor, or consultant, finder, placement agent, investment banker, bank, or other Person with respect to the transactions contemplated by the Transaction Documents. To the Company’s Knowledge, the Aloft Stockholders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.3(t) that may be due in connection with the transactions contemplated by this Agreement.

(u)Private Placement. Assuming the accuracy of the representations and warranties made by the Consenting Stockholders set forth in the Letter of Transmittal, no registration under the Securities Act is required for the issuance of the Company’s Common Stock as contemplated hereby.

(v)No Disqualification Events.

(i) With respect to the Shares to be issued hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

(ii) Other Covered Persons. The Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(iii) Notice of Disqualification Events. The Company will notify Aloft and the Aloft Stockholders in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

29

(w)Investment Company. The Company is not, and is not an Affiliate of, and immediately after the Exchange , will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(x)Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as disclosed in Schedule 3.3(x), the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Common Stock is currently eligible for electronic transfer through The Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to The Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(y)Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on the Company, the Company and its Subsidiaries each (i) has made or filed all United States federal, state, and local income and all foreign income and franchise tax returns, reports, and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(z)Foreign Corrupt Practices. To the Company’s Knowledge, neither the Company nor any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the FCPA.

(aa)Money Laundering. The operations of the Company and its and no Action by or before any Governmental Authority involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, or any Subsidiary, threatened.

(bb)No Disagreements with Accountants and Lawyers. Except as disclosed on Schedule 3.3(b)(b), there are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(cc)Stock Option Plans. Each stock option granted by the Company under the Company’s stock award plan was granted (i) in accordance with the terms of the Company’s stock award plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock award plan has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

30

(dd)Data Privacy and Protection; Cybersecurity.

(i) The Company and its Subsidiaries have complied with all Company Privacy Policies and with all applicable Laws and contracts to which they are a party relating to: (A) the privacy of customers or users of Company Products, any website, product or service operated by or on behalf of the Company or its Subsidiaries; and (B) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Customer Data or Personal Information by the Company or its Subsidiaries or by third parties having authorized access to the records of the Company or its Subsidiaries, with respect to each of the items specified in clauses (A) and (B) in all material respects. No claims have been asserted or, are threatened against the Company or any Subsidiary alleging a violation of any person’s privacy, confidentiality or other rights under any Company Privacy Policy, under any contract, or under any Law relating to any Customer Data or Personal Information. With respect to any Customer Data and Personal Information, the Company or its Subsidiaries have taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of any Customer Data and Personal Information. Neither the Company nor any Subsidiary has received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding the Company’s or any Subsidiary’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Information. There have been no facts or circumstances that would require the Company or any Subsidiary to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Laws requiring notice of such a breach.

(ii) Without limiting the generality of the foregoing, the Company and its Subsidiaries are compliant with all Laws relating to data privacy and data protection, and the collection, storage, maintenance and transmission of personal data and health information, including, without limitation, the (A) the European General Data Protection Regulation, and (B) all other applicable Laws relating to cybersecurity, data privacy and protection and/or Customer Data or Personal Information. the Company is compliant with the agreements, terms and policies of, and has not reason to believe that it will not continue to have access to, the third party data hosting and transmission services and infrastructure it utilizes or anticipates utilizing in its operations as presently conducted or planned, including without limitation, Amazon Web Services, Google Cloud and Microsoft Azure Cloud.

(iii) The Company has complied with the SEC’s rules related to cybersecurity risks and related disclosures.

ARTICLE IV

TAX MATTERS

Section 4.1 Tax Covenants. Without the prior written consent of the Company, prior to the Closing, Aloft, the Shareholder Representatives and the Aloft Stockholders shall not make, change or rescind any tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset of the Company in respect of any Post-Closing Tax Period. Aloft agrees that the Company is to have no liability for any tax resulting from any such action of the Company, the Shareholder Representatives or the Aloft Stockholders. The Aloft Stockholders shall, severally and not jointly (in accordance with their Pro Rata Share), indemnify and hold harmless the Company against any such tax or reduction of any tax asset.

Section 4.2 Termination of Existing Tax Sharing Agreements. Any and all existing tax sharing agreements (whether written or not) binding upon Aloft shall be terminated as of the Closing Date. After such date neither Aloft nor any of its shareholder shall have any further rights or liabilities thereunder.

31

Section 4.3 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Aloft Stockholders shall, severally and not jointly (in accordance with their Pro Rata Share), indemnify the Company, and each Company Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.1(dd); (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article IV; (c) all Taxes of Aloft relating to the business of Aloft for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Aloft (or any predecessor of Aloft) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Aloft Shareholders shall, severally and not jointly (in accordance with their Pro Rata Share), reimburse the Company for any Taxes of Aloft that are the responsibility of the Aloft Shareholders pursuant to this Section 4.3 within 10 Business Days after payment of such Taxes by Aloft or the Company.

Section 4.4 Tax Returns.

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by the Company to Shareholder Representatives (together with schedules, statements and, to the extent requested by Shareholder Representatives, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Returns. If Shareholder Representatives objects to any item on any such Tax Returns that relates to a Pre-Closing Tax Period, it shall, within 15 days after delivery of such Tax Returns, notify the Company in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Company and Shareholder Representatives shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Company and Shareholder Representatives are unable to reach such agreement within 5days after receipt by the Company of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Returns, the Tax Returns shall be filed as prepared by the Company and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by the Company and Shareholder Representatives. The preparation and filing of any Tax Returns of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of the Company. the Company shall be entitled to deduct from the Indemnification Escrow Funds (i) Taxes due with respect to any such Tax Returns that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Returns that relate to Straddle Periods that are attributable under Section 4.5 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.

Section 4.5 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

32

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 4.6 Contests. The Company agrees to give written notice to Shareholder Representatives of the receipt of any written notice by Aloft, the Company or any of the Company’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by the Company pursuant to this Article IV (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the Company’s right to indemnification hereunder. the Company shall control the contest or resolution of any Tax Claim; provided, however, that the Company shall obtain the prior written consent of Shareholder Representatives (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Shareholder Representatives shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Shareholder Representatives.

Section 4.7 Cooperation and Exchange of Information. The Shareholder Representatives, Aloft and the Company shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Returns pursuant to this Article IV or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Shareholder Representatives, Aloft and the Company shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to tax matters of Aloft for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to tax matters of Aloft for any taxable period beginning before the Closing Date, the Shareholder Representatives, Aloft or the Company (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 4.8 Tax Treatment of Transaction. The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Code, and to cause the transaction contemplated hereby to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). Further, none of the parties hereto shall take any position contrary to the Intended Tax Treatment, including on any Tax Return or in any audit, claim, investigation, inquiry or other proceeding in respect of Taxes unless otherwise required by applicable Law

Section 4.9 No Amendment. After the Closing, neither the Company, nor Aloft shall, without the prior written consent of the Shareholder Representatives (which consent shall not be unreasonably withheld, conditioned or delayed), file or permit to be filed any amended Tax Return by or on behalf of Aloft with respect to any Pre-Closing Tax Period.

Section 4.10 FIRPTA Statement. On the Closing Date, Aloft shall deliver to the Company a certificate, dated as of the Closing Date, certifying to the effect that no interest in Aloft is a U.S. Real Property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c).

Section 4.11 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.1(dd) and this Article IV shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 4.12 Overlap. To the extent that any obligation or responsibility pursuant to Article V may overlap with an obligation or responsibility pursuant to this Article IV, the provisions of this Article IV shall govern.

33

ARTICLE V

INDEMNIFICATION

Section 5.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.1(dd) which are subject to Article IV) shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the representations and warranties in Section 3.1(a) and (c), and Section 3.3(a) and (c) shall survive indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 5.2 Indemnification by Aloft and the Aloft Stockholders. Subject to the other terms and conditions of this Article V, Aloft and the Aloft Stockholders, severally and not jointly (in accordance with their Pro Rata Share) (the “Aloft Indemnifying Parties”), shall indemnify and defend each of the Company and its Affiliates and their respective representatives (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Aloft, the Shareholder Representatives and/or the Aloft Stockholders contained in this Agreement or in any certificate or instrument delivered by or on behalf of Aloft pursuant to this Agreement (other than in respect of Section 3.1(dd) , it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article IV), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) breach of any covenant, agreement or obligation made by Aloft or any Aloft Stockholder pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article IV, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article IV);

(c) any claim made by any Aloft Stockholder relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet; or

(d) any Transaction Expenses or Indebtedness of Aloft outstanding as of the Closing to the extent not paid at or prior to the Closing. In no event shall any Aloft Stockholder other than the Shareholder Representatives be liable for any breach of any representation or warranty made by Aloft or any other Aloft Stockholder.

Section 5.3 Indemnification by the Company. Subject to the other terms and conditions of this Article V, the Company shall indemnify and defend each of the Aloft Stockholders and their Affiliates including the Shareholder Representatives (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement.

34

Section 5.4 Certain Limitations. The indemnification provided for in Section 5.2 and Section 5.3 shall be subject to the following limitations:

(a) The Aloft Indemnifying Parties shall not be liable to the Company Indemnitees for indemnification under Section 5.2 until the aggregate amount of all Losses in respect of indemnification under Section 5.2 exceeds 2% of the Merger Consideration (the “Basket”), in which event the Aloft Indemnifying Parties shall be required to pay or be liable for all such Losses from the first dollar.

(b) The Company shall not be liable to the Shareholder Indemnitees for indemnification under Section 5.3) until the aggregate amount of all Losses in respect of indemnification under Section 5.3 exceeds the Basket, in which event the Company shall be required to pay or be liable for all such Losses from the first dollar.

(c) The maximum aggregate amount of all Losses for which the Aloft Indemnifying Parties may be liable pursuant to Section 5.2 shall be limited to the aggregate Merger Consideration; provided, however, that with respect any Loss for which the Aloft Indemnifying Parties may be liable pursuant to Section 5.2(a), the maximum aggregate amount of all Losses for which the Aloft Indemnifying Parties may be liable pursuant to Section 5.2(a) shall be limited to the Escrow Shares; and provided further that, the maximum aggregate amount of all Losses for which each Aloft Indemnifying Party may be liable may not exceed the aggregate amount of consideration such Aloft Indemnifying Party actually receives pursuant to this Agreement, except in the case of such party’s own fraud.

(d) For purposes of this Article V, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 5.5 Indemnification Procedures. The party making a claim under this Article V is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article V is referred to as the “Indemnifying Party”. For purposes of this Article V, (i) if the Company (or any other Company Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Shareholder Representatives or if applicable any Aloft Stockholders, and (ii) if the Company comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Aloft Stockholders. Any payment received by Shareholder Representatives as the Indemnified Party shall be distributed to the Aloft Stockholders in accordance with this Agreement.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than five calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise damaged by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 5.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one additional law firm representing the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently defend such Third Party Claim, the Indemnified Party may, subject to Section 5.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses paid or payable to third parties pursuant to such Third Party Claim. The Shareholder Representatives and the Company shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

35

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 5.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Parties not expressly covered by an indemnification obligation hereunder and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Parties desire to accept and agree to such offer, the Indemnifying Parties shall give written notice to that effect to the Indemnified Parties. If the Indemnified Parties fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Parties may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Parties as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Parties fail to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Parties may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Parties have assumed the defense pursuant to Section 5.5(a), they shall not agree to any settlement without the written consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified not later than 10 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise damaged by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of taxes of Aloft (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.1(dd) hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article IV) shall be governed exclusively by Article IV hereof.

Section 5.6 Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article V, the Indemnifying Party shall satisfy its obligations within five Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 18% per annum. Such interest shall be calculated daily on the basis of a 360 day year and the actual number of days elapsed.

(b) Section 5.6(a) notwithstanding, any Losses payable to any Company Indemnitee pursuant to Article V shall be satisfied from the Shares issued to Aloft Stockholders, severally and not jointly (in accordance with their Pro Rata Share), first from the Escrow Shares to the extent there are sufficient Escrow Shares available.

36

Section 5.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for tax purposes, unless otherwise required by Law.

Section 5.8 Intentionally omitted.

Section 5.9 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, gross negligence or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article IV and this Article V. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article IV and this Article V. Nothing in this Section 5.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, gross negligence or intentional misconduct.

ARTICLE VI
INTERIM COVENANTS

Section 6.1 Interim Operations of Aloft.

(a) Aloft covenants and agrees that, from the Effective Date until the Closing Date, Aloft and the Shareholder Representatives shall cause Aloft to operate its business in accordance with its ordinary course and past practice. In addition, during the period commencing on the Effective Date and until the Closing Date, Aloft and the Shareholder Representatives shall cause Aloft to, except to the extent the Company specifically gives its prior written consent to the contrary:

(i) use its commercially reasonable efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it;

(ii) use its commercially reasonable efforts to keep available to the Company the services of Aloft’s officers, managers, employees, independent contractors and agents;

(iii) promptly furnish to the Company a copy of any correspondence received from or delivered to any Governmental Authority;

(iv) maintain and keep its properties and assets in the same repair and condition as they were on the date of this Agreement, ordinary wear and tear excepted;

(v) continue and maintain the approval process in the ordinary course of business with respect to Aloft Products, Aloft Systems and any Aloft Products and Aloft Systems being developed by Aloft; and

(vi) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the Effective Date.

37

(b) Additionally, during the period from the Effective Date to the Closing Date, except with the prior written consent of the Company, Aloft, and neither Aloft nor any Shareholder Representative, shall permit Aloft to, directly or indirectly:

(i) amend or otherwise change Aloft’s Charter Documents;

(ii) issue, sell or authorize for issuance or sale, shares of any class of its equity securities (including, but not limited to, by way of share split or dividend) or any subscriptions, options, warrants, rights, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities, unless the sole purchaser is Aloft, other than exercise of options outstanding as of the Effective Date;

(iii) issue or sell any Indebtedness including any convertible Indebtedness;

(iv) redeem, purchase or otherwise acquire directly or indirectly any shares of its authorized share capital or any option, warrant or other right to purchase or acquire any such shares;

(v) declare or pay any dividend or other distribution to its equityholders;

(vi) sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except for sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(vii) grant, make or subject itself or any of its assets or properties to any Lien;

(viii) create, incur or assume any liability other than Indebtedness which would remain with Aloft after the Closing Date, except in the ordinary course of business consistent with past practice;

(ix) enter into, amend, accelerate, modify, cancel or terminate any Aloft Material Contract, other than entering into customer contracts which may be Material Contracts in the ordinary course of business consistent with past practice;

(x) commit to make any capital expenditures in excess of $25,000, which would be payable by Aloft after the Closing Date;

(xi) issue any guaranty of sums due from any other Person;

(xii) waive, release, assign, settle or compromise any material claim or litigation;

(xiii) except as required by Law, increase the compensation payable or to become payable to directors, officers, managers, employees, consultants or agents or grant any rights to severance or termination pay to, or enter into any Employment or Severance Agreement with any of the foregoing Persons or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, share option, restricted share, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of the foregoing Persons;

(xiv) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;

38

(xv) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

(xvi) make any Tax election or settle or compromise any material federal, state or local or federal income Tax Liability (“Tax Liability”);

(xvii) change its accounting practices, methods or assumptions or write down any of its assets;

(xviii) enter into any commitment or transaction, which would survive the Closing Date, except in the ordinary course of business consistent with past practice;

(xix) grant any license or sublicense of any right under or with respect to any Intellectual Property or disclose any proprietary or confidential information to any third party;

(xx) take or omit to take any action which would render of any of Aloft’s or any Shareholder Representative’s representations or warranties untrue or misleading, or which would be a breach of any of Aloft’s covenants contained in the Agreement;

(xxi) enter into any Material Contract, transaction or arrangement with any Affiliate (other than Aloft);

(xxii) take any action which could have a Material Adverse Effect on Aloft; or

(xxiii) agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.2 Conduct of the Business of the Company.

(a) The Company covenants and agrees that, from the Effective Date until the Closing Date, the Company shall operate its business in accordance with its ordinary course and past practice. In addition, during the period commencing on the Effective Date and until the Closing Date, the Company shall, except to the extent Aloft specifically gives its prior written consent to the contrary:

(i) use its commercially reasonable efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it;

(ii) use its commercially reasonable efforts to keep available to the Company the services of its officers, managers, employees, independent contractors and agents;

(iii) promptly furnish to Aloft a copy of any correspondence received from or delivered to any Governmental Authority;

(iv) maintain and keep its properties and assets in the same repair and condition as they were on the date of this Agreement, ordinary wear and tear excepted;

(v) continue and maintain the approval process in the ordinary course of business with respect to the Company products and any products being developed by the Company; and

39

(vi) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the Effective Date.

(b) Additionally, during the period from the Effective Date to the Closing Date, except with the prior written consent of Aloft, the Company shall not directly or indirectly:

(i) amend or otherwise change its Charter Documents;

(ii) issue, sell or authorize for issuance or sale, shares of any class of its equity securities (including, but not limited to, by way of share split or dividend) or any subscriptions, options, warrants, rights, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;

(iii) issue or sell any Indebtedness including any convertible Indebtedness;

(iv) redeem, purchase or otherwise acquire directly or indirectly any shares of its authorized share capital or any option, warrant or other right to purchase or acquire any such shares;

(v) declare or pay any dividend or other distribution to its equity holders;

(vi) sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except for sales or dispositions of inventory in the ordinary course of business consistent with past practice;

(vii) grant, make or subject itself or any of its assets or properties to any Lien;

(viii) create, incur or assume any liability other than Indebtedness, except in the ordinary course of business consistent with past practice;

(ix) enter into, amend, accelerate, modify, cancel or terminate any Aloft Material Contract, other than entering into customer contracts which may be Material Contracts in the ordinary course of business consistent with past practice;

(x) issue any guaranty of sums due from any other Person;

(xi) waive, release, assign, settle or compromise any material claim or litigation;

(xii) except as required by Law or scheduled to this Agreement with respect to certain equity awards, increase the compensation payable or to become payable to directors, officers, managers, employees, consultants or agents or grant any rights to severance or termination pay to, or enter into any Employment or Severance Agreement with any of the foregoing Persons or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, share option, restricted share, pension, retirement, deferred compensation, employment, termination, severance or other Company plan, agreement, trust, fund, policy or arrangement for the benefit of any of the foregoing Persons;

(xiii) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;

40

(xiv) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

(xv) make any Tax election or settle or compromise any material federal, state or local or federal income Tax Liability;

(xvi) enter into any commitment or transaction, which would survive the Closing Date, except in the ordinary course of business consistent with past practice;

(xvii) accelerate, terminate, modify or cancel any Company Material Contract;

(xviii) grant any license or sublicense of any right under or with respect to any Intellectual Property or disclose any proprietary or confidential information to any third party;

(xix) enter into any Material Contract, transaction or arrangement with any Affiliate;

(xx) take any action which could have a Material Adverse Effect on the Company; or

(xxi) agree, whether in writing or otherwise, to do any of the foregoing.

Section 6.3 Maintenance of Personnel. During the period from the date of this Agreement to the Closing Date, Aloft agrees to cooperate and provide adequate personnel to permit the conduct of the activity contemplated in Section 6.1.

Section 6.4 Consent of Governmental Authorities. Each of the Company, on the one hand, and Aloft, on the other hand, agree to file, submit or request (or cause to be filed, submitted or requested) promptly after the Effective Date and to prosecute diligently any and all (a) applications or notices required to be filed or submitted to any Governmental Authorities, and (b) in the case of Aloft, requests for consents and approvals of Persons required to be obtained in connection with the transactions contemplated by this Agreement. Each of the Company, on the one hand, and Aloft on the other hand, shall promptly make available to the other or to a relevant Governmental Authority, as the case may be, such information as each of them may reasonably request relative to its business, assets and property as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any Governmental Authority, and shall update by amendment or supplement any such information given in writing.

Section 6.5 Due Diligence Review; Access to Information. Each Party shall (and shall cause its directors, officers, employees, auditors, counsel and agents to) afford the other Party’s officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such Persons with all financial, operating and other data and information as may be requested. Neither the due diligence investigation made by any Party in connection with the transactions contemplated hereby nor information provided to or obtained by such Party shall affect any representation or warranty, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to such Party pursuant to this Agreement.

41

Section 6.6 Exclusivity. In consideration of the expenses that the Company has incurred and will incur in connection with the Merger, the Company, Aloft and the Shareholder Representatives agree that until such time as this Agreement has terminated in accordance with the provisions of Article VIII below (such period, the “Exclusivity Period”), neither Aloft or any of its Representatives, officers, employees, directors, agents, members, subsidiaries or Affiliates or any of its representatives, officers, employees, directors, agents, members, subsidiaries or affiliates (collectively with Aloft and all such persons and entities, the “Seller Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than the Company and its Affiliates (an “Acquisition Proposal”) to acquire all or any significant part of the business and properties, or equity securities of Aloft (other than employee equity or incentive compensation in the ordinary course, or for bona fide financing purposes), whether by merger, consolidation, purchase of equity interests, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger with the Company. Aloft agrees to immediately notify the Company if any member of the Seller Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will advise any such Party that it is precluded from engaging in any discussions or negotiations, or entertaining or acting upon any offer which will interfere with the Company’s rights. Immediately upon execution of this Agreement, Aloft shall, and shall cause the Seller Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than the Company and its Affiliates regarding an Acquisition Proposal. The Shareholder Representatives represents that, to the knowledge of the Shareholder Representatives, no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement

Section 6.7 Reasonable Best Efforts.

(a) Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.7, each of the Parties hereto shall, and shall cause its Subsidiaries to, use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, (and in any event no later than the End Date, as defined), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all Material Permits, waivers, and actions or non-actions from Governmental Authorities and the making of all necessary registrations, filings, and notifications (including filings with any Governmental Authority) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Aloft and the Company shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply each other with any information that may be reasonably required in order to effectuate the taking of such actions. Each Party hereto shall promptly inform the other Party or Parties, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If Aloft, on the one hand, or the Company, on the other hand, receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other Party’s counsel with advance notice and the opportunity to attend and participate in any meeting or other form of communication with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) Actions or Proceedings. In the event that any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each Party shall cooperate in all respects with the other Party and shall use its reasonable best efforts to contest and resist any Action and to have vacated, lifted, reversed, or overturned any order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, no Party, or any of its Affiliates shall be required to defend, contest, or resist any Action, or to take any action to have vacated, lifted, reversed, or overturned any order, in connection with the transactions contemplated by this Agreement.

42

Section 6.8 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Aloft and the Company. Thereafter, each of Aloft and the Company agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law; (b) court process; (c) the NYSE American; or (d) any Governmental Authority to which the relevant Party is subject or submits; provided, in each such case, that the Party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply to any release, statement, announcement, or other disclosure made with respect to the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by Aloft or the Company in accordance with this Section 6.8.

Section 6.9 Shareholder Litigation. Aloft shall promptly advise the Company in writing after becoming aware of any Action commenced, or to Aloft’s Knowledge threatened, against Aloft or any of its directors by any shareholder of Aloft (on their own behalf or on behalf of Aloft) relating to this Agreement or the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) and shall keep the Company reasonably informed regarding any such Action. Aloft shall: (a) give the Company the opportunity to participate in the defense and settlement of any such shareholder litigation, (b) keep the Company reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such shareholder litigation, and provide the Company with the opportunity to consult with Aloft regarding the defense of any such litigation, which advice Aloft shall consider in good faith, and (c) not settle any such shareholder litigation without the prior written consent of the Company.

Section 6.10 Debt. On or prior to the Closing, Aloft shall have eliminated any and all Indebtedness, relating to Aloft and all Liens related to the assets of Aloft shall have been released prior to the Closing, except for Permitted Liens.

Section 6.11 Registration Rights Agreement. At the Closing, the Company and the Consenting Stockholders shall execute and deliver a Registration Rights Agreement, which shall be substantially attached hereto as Exhibit A (the “Registration Rights Agreement”).

Section 6.12 Escrow Agreement. At the Closing, Aloft, the Company, the Aloft Stockholders and the Escrow Agent shall execute and deliver the Escrow Agreement on terms and conditions reasonably acceptable to the Parties.

Section 6.13 Notice of Developments. During the period from the date of this Agreement to the Closing Date, each Party will give prompt written notice after discovery thereof to the other Parties of any material adverse development causing a breach of any of such Party’s representations, warranties and covenants set forth herein.

Section 6.14 Delivery of Financial Statements. Aloft will prepare and deliver to the Company financial statements that have been audited by a PCAOB auditor in good standing for the year ended December 31, 2024 and reviewed any unaudited financial statement for any interim period from the same PCAOB auditor, in each instance that will be reasonably requested by the Company prior to the Closing.

ARTICLE VII
CLOSING CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions (collectively, the “Closing Conditions”):

(a) Due Diligence. Parties shall have completed their respective due diligence to the satisfaction of such Party in its sole discretion.

43

(b) Board Approval. The Company’s Board shall have approved the Merger and the issuance of the Common Stock that comprises the Merger Consideration.

(c) NYSE Approval. If required by the NYSE American, the Company shall have obtained the approval of its stockholders to consummate the Merger. Both Aloft and the Company shall have obtained any regulatory approvals and third-party or affiliate consents, on terms satisfactory to such Parties

(d) Aloft Stockholder Approval. This Agreement shall have been duly and validly adopted and the principal terms of the Merger shall have been duly and validly approved under the DGCL and the Charter Documents, each as in effect at the time of such adoption and approval, by holders of outstanding Aloft Capital Stock representing a majority of all shares of Aloft Capital Stock issued and outstanding as of immediately prior to the Closing (calculated on an as-converted-to-Company-Common-Stock basis), and a majority of all shares of Aloft Preferred Stock issued and outstanding as of immediately prior to the Closing, voting as a single class (collectively, the “Requisite Stockholder Approval”).

(e) Registration Rights Agreement. The Company and each Aloft Stockholder who has not exercised its appraisal rights shall have executed and delivered the Registration Rights Agreement for the Company Common Stock issuable in connection with the Merger, which shall be in form and substance mutually acceptable to the Parties.

(f) Escrow Agreement. The Company, Aloft, each Aloft Stockholder who has not exercised its appraisal rights and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(g) Employment Agreements. The Shareholder Representatives and the Company shall have executed and delivered the Employment Agreements in the form and substance mutually acceptable to such Parties.

(h) Consents. The Company and Aloft shall have obtained all authorizations, waivers, consents and approvals of, and made all filings, applications and notices with, Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement, each of which shall have been obtained without the imposition of any materially adverse term or condition.

(i) No Injunctions, Restraints, or Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, or the other transactions contemplated by this Agreement.

(j) Disclosure Schedules. Each Party shall deliver updated Disclosure Schedules necessary to make their respective representations and warranties true and correct as of the Closing Date.

Section 7.2Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by the Company on or prior to the Closing of the following conditions:

(a) Representations and Warranties True and Correct. The representations and warranties of Aloft and the Shareholder Representatives set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “in all material respects,” “in any material respect,” “material,” or “materially”) as of the Effective Date and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Parties.

44

(b) Performance of Covenants. Aloft and the Shareholder Representatives shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to Aloft, the impact of which the Parties have not been able to resolve to the satisfaction of the Parties, acting in good faith and in a commercially reasonable manner.

(d) Delivery of the Financials. Aloft shall have delivered the financial statements required pursuant to Section 6.14 of this Agreement reasonably acceptable to the Company.

(e) Aloft’s Certificate. Aloft shall have delivered to the Company a certificate executed by an authorized Representative of Aloft, on behalf of Aloft, dated the Closing Date, certifying in such detail as the Company may reasonably request, that the conditions specified in this Section 7.2 have been fulfilled.

(f) No Litigation. Legal proceeding shall be pending or threatened by or before any Governmental Authority, no law shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

(g) Limitation on the Appraisal Rights of Aloft Stockholders. Holders of no more than 10% of Aloft Common Stock (on an as converted basis) shall have asserted appraisal rights under Section 262 of the DGCL.

(h) Indebtedness. Aloft and its Subsidiaries have no Indebtedness as of the Closing Date (including any Paycheck Protection Program loans (“PPP Loan”)) and shall provide the Company with evidence satisfactory to the Company that any such PPP Loan has been forgiven.

(i) Closing Adjustment. The Company shall be satisfied in its sole discretion with the Estimated Closing Working Capital Statement.

Section 7.3 Conditions to Obligation of Aloft, and the Shareholder Representatives. The obligations of Aloft and the Shareholder Representatives to effect the Merger and the transaction contemplated by it is also subject to the satisfaction or waiver by Aloft on or prior to the Closing of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement, shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the extent of such materiality), as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the Effective Date.

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with it at or prior to the Closing.

(c) No Material Adverse Effect. Since the Effective Date, there shall not have been any the Company Material Adverse Effect with respect to the Company or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(d) No Litigation. No Actions with respect to the Company shall be pending or threatened by or before any Governmental Authority; no Laws shall have been enacted after the date of this Agreement, and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.

45

(e) Officers Certificate. Aloft will have received a certificate, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying in such detail as Aloft may reasonably request, that the conditions specified in this Section 7.3 have been fulfilled.

Section 7.4 Frustration of Closing Conditions. Neither Aloft, the Shareholder Representatives nor the Company may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2, or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT, AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Company and Aloft.

Section 8.2 Termination by Either Aloft or the Company. This Agreement may be terminated by either Aloft or the Company at any time prior to the Closing:

(a) if the Merger has not been consummated on or before April 30, 2025 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or that resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or order making illegal, or permanently enjoining, the consummation of the Merger, or the other transactions contemplated by this Agreement, and such Law or order shall have become final and non-appealable, or Section 8.2(b); or

(c) if any Closing Condition set forth in Section 7.1 shall not be satisfied by the Parties.

Section 8.3 Termination by Aloft. This Agreement may be terminated by the Aloft at any time prior to the Closing:

(a) if the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Article VI; or

(b) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.3(a) or Section 7.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Aloft shall have given the Company at least 30 days written notice prior to such termination stating Aloft’s intention to terminate this Agreement pursuant to this Section 8.3(c).

Section 8.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a) if Aloft shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Article VI; or

(b) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Aloft, Aloft or the Shareholder Representatives set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.2(a) or 7.2(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given Aloft, Aloft and the Shareholder Representatives, as applicable, at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.4(c).

46

Section 8.5 Notice of Termination; Effect of Termination. The Party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1) shall deliver written notice of such termination to each other Party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice to the other Party or upon expiration of the 30-day notice, as the case may be. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no Liability on the part of any Party to this Agreement (or any shareholder, director, officer, employee, agent, or Representative of such Party) to any other Party hereto, except: (a) with respect to Section 6.7(b), this Section 8.5, Section 8.6, Section 8.7 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any Liabilities incurred or suffered by a Party, to the extent such Liabilities were the result of fraud or the breach by another Party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 8.6 Amendment. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, by written agreement signed by each of the Parties hereto.

Section 8.7 Extension; Waiver. At any time prior to the Closing, Aloft, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other Party(ies); (b) waive any inaccuracies in the representations and warranties of the other Party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Shareholder Representatives.

(a) By approving this Agreement and the transactions contemplated hereby, each Aloft Stockholder shall have irrevocably authorized and appointed the Shareholder Representatives as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Shareholder Representatives pursuant to this Agreement including the exercise of the power to:

(i) give and receive notices and communications;

(ii) authorize cancellation of any Shares in satisfaction of claims for indemnification made by the Company pursuant to Article IV and Article V, subject to the limitation of liability set forth therein.

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.7;

(iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by the Company pursuant to Article IV and Article V;

(v) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article IV and Article V;

(vi) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Transaction Document;

(vii) make all elections or decisions contemplated by this Agreement and any Transaction Document;

47

(viii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Shareholder Representatives in complying with their duties and obligations; and

(ix) take all actions necessary or appropriate in the good faith judgment of the Shareholder Representatives for the accomplishment of the foregoing.

The Company shall be entitled to deal exclusively with the Shareholder Representatives on all matters relating to this Agreement (including Article V) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Aloft Stockholder by the Shareholder Representatives, and on any other action taken or purported to be taken on behalf of any Aloft Stockholder by the Shareholder Representatives, as being fully binding upon such Person. Notices or communications to or from the Shareholder Representatives shall constitute notice to or from each of the Aloft Stockholders. Any decision or action by the Shareholder Representatives hereunder, including any agreement between Shareholder Representatives and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all the Aloft Stockholders and shall be final, binding and conclusive upon each such Person. No Aloft Stockholder shall have the right to object to, dissent from, protest or otherwise contest such action. The provisions of this Section 9.1, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one of the Aloft Stockholders, or by operation of Law, whether by death or other event. Provided, however, the Shareholder Representatives shall have no authority under this Section 6.1 to the extent that the claim for indemnification solely relates to an Aloft Stockholder’s breach of Section 3.1 in which case such alleged breaching Aloft Stockholder shall be required to make the necessary decisions to the extent that it relates to its breach of Section 3.1.

(b) The Shareholder Representatives may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Aloft Stockholders according to each Shareholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall both Shareholder Representatives resign or be removed without the Majority Holders having first appointed one or two, as applicable, new Shareholder Representatives who shall assume such duties immediately upon the resignation or removal of the Shareholder Representatives. In the event of the death, incapacity, resignation or removal of any Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to the Company, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by the Company; provided, that until such notice is received, the Company shall be entitled to rely on the decisions and actions of the prior Shareholder Representative as described in Section 9.1(a) above.

(c) The Shareholder Representatives shall not be liable to the other Aloft Stockholders for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted fraud, gross negligence or, willful misconduct (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Shareholder Representatives shall be conclusive evidence of good faith). The other Aloft Stockholders shall severally and not jointly (in accordance with their Pro Rata Share), indemnify and hold harmless the Shareholder Representatives from and against, compensate them for, reimburse them for and pay any and all Losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the Shareholder Representatives under this Agreement and the (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the fraud, gross negligence or willful misconduct of any Shareholder Representative, such Shareholder Representative shall reimburse the other Aloft Stockholders the amount of such indemnified Representative Loss attributable to such fraud, gross negligence, fraud, or willful misconduct. The Representative Losses shall be satisfied: (i) from the Shares issued to Aloft Stockholders, severally and not jointly (in accordance with their Pro Rata Share).

Section 9.2 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

48

Section 9.3 Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted next business day delivery, or by email delivery followed by overnight next business day delivery as follows:

Aloft Technologies, Inc.:	8705 Colesville Road, Suite B #274
Silver Spring, MD 20910
Attention: ________________
Email: _______________

With a copy to	Magnolia Law, APC
490 43rd St.
Oakland, CA 94609
Attention: James Alonso
Email: james@magnolialaw.io

The Company:	Unusual Machines, Inc.
4677 L.B. McLeod Road, Suite J
Orlando, FL 32811
Attention: Allan Evans
Email: Allan@UnusualMachines.com

With a Copy to:	Nason Yeager Gerson Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, FL 33410
Telephone: (561) 471-3507
Attention: Michael D. Harris, Esq.
Email: mharris@nasonyeager.com

or to such other address as any of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's email shall be evidence of successful email delivery. Time shall be counted to, or from, as the case may be, the date of delivery.

Section 9.4 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.5 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

49

Section 9.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.7 Entire Agreement. This Agreement and the Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.9 No Third-party Beneficiaries. Except as provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Person who has signed this Agreement.

Section 9.11 Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada] or any other jurisdiction).

(b) Exclusive Jurisdiction and Venue. Any action, suit or proceeding arising out of, under or in connection with this Agreement shall only be brought and determined in the appropriate federal or state court in Orlando, Florida and in no other forum. The parties hereby irrevocably submit to the jurisdiction of any such Florida state court or federal court having jurisdiction in any such suit, action or proceeding arising out of or relating to this Agreement. The parties agree that service of process in any such action, suit or proceeding shall be deemed valid if made by registered mail, return receipt requested, sent to the address as set forth in Section 9.3 above.

(c) Waiver of Jury Trial. In any action, suit, or proceeding in any jurisdiction brought by any party against any other party, the parties each knowingly and intentionally, to the greatest extent permitted by applicable law, hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury.

Section 9.12 Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

50

9.13Protected Communications and Associated Rights. Each of the parties hereto acknowledges and agrees that Magnolia Law, APC (“Aloft Counsel”) has acted as counsel to Aloft in connection with the negotiation of this Agreement and consummation of the Transactions. Company, for itself, Merger Sub, the Surviving Corporation and its and their respective successors and assigns, further agree that, as to all communications between or among Aloft Counsel and Aloft (prior to the Closing), the Shareholder Representatives, the Aloft Stockholders and their respective Affiliates (individually and collectively, the “Seller Group”) that relate in any way to the Transaction (including the Merger) or the Transaction Documents, the attorney-client privilege and the expectation of client confidence belongs solely to the Seller Group and may be controlled only by the Seller Group and shall not pass to or be claimed by the Company, the Merger Sub (or following the Closing, the Surviving Corporation) or any of their respective Affiliates, because the interests of the Company, the Merger and their respective Affiliates were directly adverse to Aloft, the Aloft Stockholders and their respective Affiliates at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on the computer system of the Company, the Surviving Corporation or their respective Affiliates or in documents in such Persons’ possession after the Closing. Notwithstanding the foregoing, in the event that a dispute arises between the Company or the Surviving Corporation, on the one hand, and a Person other than a party to this Agreement, on the other hand, after the Closing, the Company or the Surviving Corporation, as applicable, may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Company Counsel; provided, however, that the Company and/or the Surviving Corporation may not waive such privilege without the prior written consent of the Shareholder Representatives.

Section 9.13Singular and Plural. Whenever this Agreement refers to the singular or plural, it shall not be construed to preclude the opposite meaning.

Section 9.14Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

51

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALOFT TECHNOLOGIES, INC.

By	/s/ Jon Hegranes
Name: Jon Hegranes
Title: CEO

SHAREHOLDERS REPRESENTATIVES:

By	/s/ Jon Hegranes
Jon Hegranes

By	/s/ Josh Ziering
Josh Ziering

UNUSUAL MACHINES, INC.

By	/s/ Allan Evans
Allan Evans, Chief Executive Officer

Signature Page to Agreement and Plan of Merger and Reorganization